EXHIBIT 10.1

FIRST AMENDMENT TO AGREEMENT OF SALE

THIS FIRST AMENDMENT TO AGREEMENT OF SALE (“First Amendment”) is made and entered into effective as of this 25th day of August, 2016, by and between PJP BUILDING FIVE, L.C., a Virginia limited liability company (“Seller”) and GAHC4 CHARLOTTESVILLE VA MOB, LLC, a Delaware limited liability company (“Buyer”).

Recitals

WHEREAS, Seller and Buyer entered into that certain Agreement of Sale, dated as of July 25, 2016 (the “Purchase Agreement”); and

WHEREAS, Seller and Buyer seek to amend the Purchase Agreement as set forth below.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

1.    Recitals. The recitals set forth above are true and correct and are hereby incorporated in their entirety. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.
2.    Seller’s Representations and Warranties. Section 5.1 of the Purchase Agreement is hereby amended by inserting the following new Sections 5.1.19 and 5.1.20, which read in their entirety as follows:
“5.1.19    Road Development Agreement. The Property is subject to that certain Road Development Agreement dated May 13, 1998, by and among Worrell Land and Cattle Company, L.C., as “Developer,” the County of Albemarle, and the Virginia Department of Transportation, recorded among the land records of Albemarle County, Virginia, in Deed Book 1714, at Page 549 (the “Road Development Agreement”). Except for the payment of the Developer’s pro rata share of the cost to install the traffic signal pursuant to Section A.3 of the Road Development Agreement, the obligations of Developer under the Road Development Agreement have been satisfied, and will not become the obligation of Buyer at Closing. The traffic signal described in Section A.3 of the Road Development Agreement was installed on or about 2010, and no claim has been made for the payment of the Developer’s pro rata share of the cost of installing such signal. Developer agrees to remain responsible for any such payment following Closing.
5.1.20    Stormwater Management Agreement. As a result of the boundary line adjustment effectuated on June 23,

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2016, a portion of the Property is encumbered by that certain Stormwater Management/BMP Facilities Maintenance Agreement, executed by MJH Foundation in favor of the Board of Supervisors of Albemarle County, Virginia, dated August 28, 2008, and recorded among the land records of Albemarle County, Virginia, in Deed Book 3644, at Page 214 (the “SWM Agreement”). Neither Seller nor the Property has any obligations under the SWM Agreement, and none of the obligations under the SWM Agreement will be binding on Buyer or the Property following Closing.”
3.    Conditions Precedent Favoring Buyer. Section 9.3 of the Purchase Agreement is hereby amended by inserting the following new Sections 9.3.5 and 9.3.6, which shall read in their entirety as follows:
“9.3.5    No later than two (2) business days prior to Closing, Seller, at its sole cost and expense, shall have restriped the parking spaces at the Property or otherwise provided additional parking spaces at the Property sufficient to bring the total number of parking spaces at the Property to 300. Such restriped or additional parking spaces shall be reasonably satisfactory to Buyer and comply with all applicable laws, rules and regulations, including zoning requirements.
9.3.6    Albemarle County, Virginia, has issued a site plan violation for the failure to install the pedestrian pathway along the south side of Peter Jefferson Parkway, as required by the final approved site plan for the Property (the “Pathway”). Seller is seeking approval from Albemarle County, Virginia, for an alternative design of the Pathway, as depicted on Exhibit A, attached hereto and made a part hereof. The estimated cost to install the Pathway as originally depicted on the approved site plan (the “Full Path Design”) is $32,250.00 . The estimated cost to install the Pathway as depicted on Exhibit A (the “Short Path Design”) is $2,800.00. Seller shall be responsible for all costs of the design, approval, permitting, construction and installation of the Pathway. No later than two (2) business days prior to Closing, (a) Seller shall have obtained all necessary approvals and permits for the design and construction of the Pathway, including approvals from Albemarle County; (b) Seller, at its sole cost and expense, shall have completed the construction and installation of the Pathway in accordance with the approved and permitted design; (c) Seller shall have received written acknowledgment from Albemarle County that the completed Pathway complies with the approved plans for such Pathway, and that the completed Pathway satisfies any outstanding site plan or zoning violation; and (d) Seller shall have delivered to the Title Company executed lien waivers and/or releases sufficient to enable the Title Company to issue the Title Policy without any

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exceptions for mechanic’s or materialmen’s liens arising from or related to the design and installation of the Pathway. In the event that Seller has not been able to satisfy item (a) above within the time period provided above, at Closing, Seller shall escrow a sum equal to 125% of the cost to complete the installation of the Pathway using the Full Path Design, and if Seller has been able to satisfy item (a) above within the time period provided above, but has not completed items (b) through (d) within the time period provided above, at Closing, Seller shall escrow a sum equal to 125% of the cost to complete the installation of the Pathway using the Short Path Design, or such other modified design as is approved by Albemarle County, in either case pursuant to a mutually satisfactory escrow agreement entered into by and among Seller, Buyer, and Title Company at Closing. The escrow agreement shall permit Seller to draw on the escrowed funds upon the satisfaction of items (a) through (d) above to reimburse Seller for the cost of completed work upon presentation of copies of paid invoices and executed lien waivers. In the event that such Pathway is not completed by Seller within sixty (60) days of Closing, Buyer shall be permitted to complete the Pathway and draw on the escrowed funds to pay for the costs of completion. The design and installation of the Pathway shall be performed by Seller in a good and workmanlike manner, lien-free, in accordance with all applicable laws, rules and regulations. In the event any mechanic’s or materialmen’s lien is filed, Seller shall within ten (10) days discharge the lien or post a statutory lien bond, removing the lien as an encumbrance. If such lien is filed post-Closing and Seller fails to discharge the lien as required above, Buyer may, in its discretion, take any action necessary to discharge the lien and the costs incurred by Buyer in doing so shall be reimbursed by Seller, or paid from the escrowed funds. Any contractors engaged by Seller in connection with the Pathway shall be licensed in the Commonwealth of Virginia, and to the extent that they are performing such work post-Closing, shall maintain such insurance as may be reasonably required by Buyer.”
4.    Due Diligence Period. Buyer acknowledges and agrees that upon the execution and delivery of this First Amendment by Seller and Buyer, Buyer’s right to terminate the Purchase Agreement prior to the expiration of the Due Diligence Period pursuant to Section 3.2.3 of the Purchase Agreement shall be deemed waived, and the Due Diligence Period shall be deemed to have expired.
5.    Ratifications. Except as specifically herein amended, all terms, provisions, conditions and exhibits contained in the Purchase Agreement are hereby confirmed, ratified and restated and shall remain unmodified and in full force and effect. In the event that any provision of this First Amendment shall conflict with the terms, provisions, conditions, and exhibits of the Purchase Agreement, the terms of this First Amendment shall govern and control.

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6.    Counterparts; Signatures. This First Amendment may be executed in any number of counterparts and by each of the undersigned on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts when taken together shall constitute but one and the same First Amendment. Signatures to this First Amendment transmitted in .pdf (portable document format) via electronic mail or other electronic means shall be treated as originals in all respects for purposes of this First Amendment. Seller and Buyer further agree that the acknowledgement of this First Amendment by Escrow Agent is not required for this First Amendment to be binding and effective as between Seller and Buyer.
7.    Successors and Assigns. This First Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

{Signatures appear on the following pages}

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IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date indicated in the preamble above.

BUYER:

GAHC4 CHARLOTTESVILLE VA MOB,
LLC, a Delaware limited liability company

By:	Griffin-American Healthcare REIT IV
Holdings, LP, a Delaware limited
partnership
Its:	Sole Member

	By:	Griffin-American Healthcare REIT
IV, Inc., a Maryland corporation
	Its:	General Partner

		By:	/s/ Danny Prosky
		Name:	Danny Prosky
		Title:	President and COO

[Signature Page to First Amendment – Signatures Continue on Following Pages]

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SELLER:

PJP BUILDING FIVE, L.C.,
a Virginia limited liability company

By:	Brandywine Charlottesville, LLC,
a Virginia limited liability company,
its Development Manager

	By:	Brandywine Operating Partnership, L.P.,
a Delaware limited partnership,
its Sole Member

		By:	Brandywine Realty Trust,
a Maryland real estate investment trust,
its General Partner

			By:	/s/ William D. Redd
William D. Redd,
Executive Vice President
and Sr. Managing Director

			Date:	8-25-16

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Developer joins in this First Amendment for the sole purpose of agreeing to the last sentence of the new Section 5.1.19 added to the Purchase Agreement by this First Amendment.

DEVELOPER:

WORRELL LAND AND DEVELOPMENT COMPANY, L.C.
a Virginia limited liability company
(f/k/a Worrell Land and Cattle Company, L.C.)

By:	/s/ Anne R. Worrell
Name:	Anne R. Worrell
Title:	Manager
Date:	8/25/2016

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The undersigned Escrow Agent acknowledges the foregoing First Amendment:

DATED: August 25th , 2016	CHICAGO TITLE INSURANCE COMPANY

	By:	/s/ Shannon Bright
	Name:	Shannon Bright
	Its:	Escrow Officer

[End of Signatures]

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